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                                                                    Exhibit 10.8

                              MANAGEMENT AGREEMENT


         This MANAGEMENT AGREEMENT (this "Agreement") entered into on _______________ ___, 1996, is made effective as of the effective date of the initial public offering of Common Stock on Registration Statement Form S-1 (the "Effective Date") of Kani, Inc., a California corporation ("Kani"), by and between Skechers USA, Inc., a California corporation ("Skechers") and Kani.

         For good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.       Services.   Skechers will perform those services (the "Services")
requested by Kani including general administrative services, data processing, accounts payable, all as enumerated on Exhibit "A" attached hereto. This Agreement will terminate on that date (the "Termination Date") which is the earlier of (i) five years from the date hereof, unless extended by mutual agreement of the parties hereto (the "Initial Term") or (ii) upon thirty (30) days prior written notice by Kani at any time during the Initial Term.
Skechers will continue to perform the Services until the last day of the month following the Initial Term, unless extended, or the month in which Kani provides Skechers with a written notice of its election to terminate this Agreement, whichever is earlier. Skechers will have no further duty to perform the Services after the Termination Date.

         In addition, Skechers will offer to continue to provide Kani with insurance coverages and self insurance programs (collectively "Insurance Coverage Programs") including health insurance, public liability, workers' compensation, property damage, business interruption, fiduciary liability and surety bonds. The charge to Kani for coverage, if requested by Kani, will be based upon a pro rata portion of the costs to Skechers for such coverage under the various policies. The charge for the insurance will be renegotiated annually based upon Skechers's costs for the insurance and Kani's loss experience.

         2. Compensation. Kani will pay Skechers' on a monthly basis a fee equal to 15% of Kani's net sales for the preceding month, as determined in accordance with generally accepted accounting principles consistently applied. Kani will remit the fee to Skechers by the 25th day of the month following the month in which the Services are rendered.

         3. Confidential Information. (a) The parties agree: (i) to hold in trust and maintain confidential, (ii) not to disclose to others without prior written approval from the disclosing party, (iii) not to sue for any purpose, other than such purpose as may be authorized in writing by the disclosing party, and (iv) to prevent duplication of and disclosure to any other party, any Information received from the disclosing party or developed, presently held or continued to be held, or otherwise obtained, by the receiving party under this Agreement.

                 (b) "Information" shall mean all results of the Services, Information disclosed by either party orally, visually, in writing, or in other tangible form, and includes,





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but is not limited to, technical, economic plans, computer Information data bases, and the like in connection with this Agreement.

                 (c) The foregoing obligations of confidentiality, non-disclosure and non-use shall not apply to any Information to the extent that the obligated party can show that: (i) such Information is or becomes knowledge generally available to the public other than through the acts or omissions of the obligated party; (ii) such Information is subsequently received by the obligated party on a non-confidential basis from a third party who did not receive it directly or indirectly from the disclosing party; (iii) such Information is developed independently by the obligated party without reference to the Information; or (iv) disclosure of such Information is required under applicable law or regulations.

         Specific elements of Information shall not be deemed to come under the above exceptions merely because they are embraced by more general Information which is or becomes public knowledge.

         4. Standard of Care. Skechers shall perform the Services for Kani with the same degree of care, skill and prudence customarily exercised by it for its own operations.

         5. Indemnification. Skechers shall indemnify, defend and hold Kani, its directors, officers and employees harmless from and against all direct damages, losses and out-of-pocket expenses (including reasonable legal fees) caused by or arising out of any failure in the performance of any obligation or agreement of Skechers hereunder.

         6. Assignment or Transfer. Neither party shall assign or transfer any of its rights under this Agreement without the prior written approval of the other party, except no such approval shall be required for an assignment to an affiliate or a successor to all or a substantial portion of the assets or the business of either party, provided that such affiliate or successor assumes such party's obligations hereunder with respect to the rights assigned or transferred.

         7. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic or facsimile communications) and shall be mailed (return receipt requested), telegraphed, sent by facsimile or delivered to each party at the address set forth as follows, or at such other address as either party may designate by notice to the other, and any such notice, request, demand or other communication shall be effective upon receipt. All payments required in this Agreement shall be paid to and delivered to the party as provided herein for notice.


If to Skechers:                   Skechers USA, Inc.
                                  228 Manhattan Beach Blvd.
                                  Suite 200
                                  Manhattan Beach, CA 90266
                                  Telephone: (310) 318-3100
                                  Facsimile: (310) 318-5019





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                                  Attention: Robert Greenberg
                                             Chief Executive Officer

If to Kani:                       Kani, Inc.
                                  228 Manhattan Beach Blvd.
                                  Suite 200
                                  Manhattan Beach, CA 90266
                                  Telephone: (310) 318-3100
                                  Facsimile: (310) 318-5019
                                  Attention: David Weinberg
                                             Chief Financial Officer


         8. Severability. In the event any provision of this Agreement is held invalid or unenforceable, such holding shall not invalidate nor render unenforceable any other provision hereof.

         9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

         10.     Reference Provision.

                 (a) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to all other parties that a controversy, dispute or claim exists) , will be settled by a reference proceeding in Los Angeles County, California, in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP") , which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior court of Los Angeles County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Los Angeles County Superior Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one preemptory challenge pursuant to CCP 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP 644 in any court in the State of California





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having  jurisdiction.  Any party may apply for a reference at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee.
The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. .Depositions may be taken by either party upon seven (7) days written notice, and, request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties.

                 (b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

                 (c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

                 (d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Los Angeles County Superior Court, in accordance with the California Arbitration Act, Sections 1280 through 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.





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         12.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.





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         IN WITNESS WHEREOF, this Services Agreement is made as of the day and year first above written.


                                           KANI, INC.
                                           A CALIFORNIA CORPORATION


                                           By:_______________________________
                                              Name:
                                              Title:


                                           SKECHERS USA, INC.
                                           A CALIFORNIA CORPORATION


                                           By:_______________________________
                                              Name:
                                              Title:




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                                   EXHIBIT A

                              SCHEDULE OF SERVICES


Human Resources

Payroll
401K Profit Sharing
ESOP
Employment Services
Industrial Relation Services
Compensation Consulting
Grievance Resolution
Organization, Development and Training

Operations and Accounting

General Ledger Accounts
Check Processing
Accounts Payable
Accounts Receivables and Collection
Data Processing
Accounting
Inventory Control
Finance and Accounting

Services

Services of Robert Greenberg, Michael Greenberg and David Weinberg who have each agreed to devote as much of his time to the operations of the Company as is reasonably necessary.

Facilities

Sufficient space at 228 Manhattan Beach Boulevard, Suite 200, Manhattan Beach, California as reasonably required by Kani to conduct its operations.





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